                              EMPLOYMENT AGREEMENT
                              --------------------

     This agreement is made effective April 22, 1996, between American Dental Partners, Inc., a Delaware corporation (the "Company"), and Ronald M. Levenson (the "Employee"), who hereby agree as follows:

     (S)1.  Employment. Upon the terms and subject to the conditions described
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in this agreement, the Company hereby employs the Employee and the Employee hereby accepts employment by the Company.

     (S)2.  Term.  Employee's employment with the Company pursuant to this
            ----
agreement shall begin on April 22, 1996 (the "Commencement Date") and shall end on the third anniversary of the Commencement Date (the "Initial Term"), unless or until sooner terminated pursuant to (S)8 of this agreement. This agreement may be extended or renewed after the expiration of the Initial Term, but only by mutual written agreement of the Parties. When permitted by the context, any reference in this agreement to the "term of this agreement" shall include the Initial Term and the period of any such extensions or renewals.

     (S)3.  Services. The Employee shall serve as the Senior Vice President-
            --------
Finance, Chief Financial Officer, and Treasurer of the Company and shall devote his full business and professional time, attention, energy, loyalty, and skill to the business affairs of the Company, performing such executive and administrative tasks and having such responsibilities consistent with his offices held with the Company as set forth above as may be assigned to him from time to time by the President and Chief Executive Officer of the Company (the "CEO") or the board of directors of the Company (the "Board").

     (S)4.  Compensation. As compensation for his services under this agreement,
            ------------
the Company shall pay the Employee a base salary at the annual rate of $150,000 (the "Base Salary"), payable in biweekly installments, in arrears, and in accordance with the Company's general policies and procedures for payment of salaries to its executive personnel. The Employee's Base Salary shall be reviewed by the Company not less often than once annually for possible increases, but the Company shall not be obligated to make any such increases.

     In addition, each year during the term of his employment with the Company, the Employee will be eligible to earn a bonus in an amount up to 40% of the Employee's base salary for that year, which will be based upon and tied to the achievement of various objectives to be prepared annually by the CEO and submitted to the Board for approval; provided that with respect to the fiscal year of the Company ending December 31, 1996, the potential amount of such bonus shall be pro rated over the period beginning on the date of this agreement and ending on the last day of such fiscal year.

     (S)5.  Fringe Benefits and Perquisites. During the term of this agreement,
            -------------------------------
the Employee shall be entitled to the following fringe
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benefits and perquisites:

          (a) Group health and welfare benefits comparable to those offered generally to the Company's executive personnel from time to time;

          (b) Three weeks paid vacation during each year of the agreement, provided that for the fiscal year ending December 31, 1996, the Employee shall be entitled to only two weeks of paid vacation which may be taken during such year any time after September 30, 1996;

          (c) Such other benefits and perquisites as may be offered generally to the Company's executive personnel from time to time pursuant to such terms, conditions, and policies as may be approved by the Board.

     The parties acknowledge that the Company has yet to complete the implementation of its group health benefit plan. Accordingly, the Company shall reimburse the Employee for all costs (not to exceed $450 per month) incurred by the Employee related to the maintenance of health insurance coverage for the Employee and his immediate family with respect to the period beginning on the date of this agreement and ending on the date upon which the Employee becomes eligible under such plan. Such reimbursable costs shall include without limitation any expenses incurred by the Employee for health insurance coverage purchased pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986.

     (S)6.     Stock Option.  As additional consideration for the Employee's
               ------------
covenants contained in this agreement, the Company will grant to the Employee, effective the Commencement Date, options (the "Options") to purchase a total of up to 13,500 shares of common stock, par value $.01 a share, of the Company (the "Shares"), consisting of an Option to purchase up to 10,000 Shares pursuant to the Company's 1996 Stock Option Plan and an Option to purchase up to 3,500 Shares pursuant to the Company's 1996 Time Accelerated Restricted Stock Option Plan. The Options shall be evidenced by separate agreements, the form of which are attached hereto as Exhibits A and B.

     (S)7.     Confidentiality; Noncompetition.   The Employee shall not,
               -------------------------------
directly or indirectly, at any time (whether during the term of this agreement or thereafter), disclose any Confidential Information (defined below) to any person, association, or other entity (other than the Affiliated Companies, as defined below), or use, or assist any person or entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only (1) Confidential Information which is then generally available to or obtainable by the public and which did not become so available or obtainable through the breach of any provision of this agreement by the Employee and (2) disclosures required by applicable law.

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     Upon termination of his employment with the Company (for any reason) (the
"Termination Date"), the Employee shall immediately deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

     During the Restricted Period (defined below), the Employee shall not directly or indirectly (whether individually or as a shareholder or other owner, partner, member, director, officer, employee, consultant, creditor or agent of any person, association, or other entity):

          (a) Enter into, engage in, or promote or assist (financially or otherwise), whether directly or indirectly, any business which competes with the business of any Affiliated Company (the "Business") anywhere in the Restricted Territory (defined below), provided that the foregoing shall not preclude the Employee from owning less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded on a national securities exchange or system;

          (b) Solicit or attempt to solicit business which is competitive with the Business from any provider of dental services to which any Affiliated Company provides management, consulting, or other services (a "Provider"), or interfere or attempt to interfere with any relationship of any Affiliated Company with any Provider anywhere in the Restricted Territory;

          (c) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company or Provider to terminate its relationship with such Affiliated Company or Provider, or otherwise interfere or attempt to interfere in any way with any Affiliated Company or Provider's relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others;

          (d) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of any Affiliated Company or Provider; or

          (e) Make any statement (oral or written) or take any other action which would tend to disparage or diminish the reputation of any Affiliated Company.

     For purposes of this agreement: (i) "Affiliated Companies" shall mean the Company, all subsidiaries of the Company (the "Subsidiaries"), and all other affiliates of the Company other than Summit Ventures IV, L.P., and its affiliates, and any other shareholder of the Company, which is not engaged in a business similar to the business of the Company, any Subsidiary, or any Provider; (ii) "Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with Providers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound;
(iii) the "Restricted Period" shall mean the period of the Employee's employment with the Company (whether pursuant to this agreement or otherwise) and (A) if the Employee's employment with the Company terminates after the expiration of the Initial Term, the one-year period following the date of such termination, or
(B) if the Employee's employment with the Company terminates during the Initial Term, the two-year period following the date of such termination; and (iv) the "Restricted Territory" shall mean all cities and metropolitan statistical areas in which any Affiliated Company has owned, leased, or operated an office or other facility at any time during the 12-month period immediately preceding the Termination Date. Notwithstanding the foregoing, if the Employee's employment with the Company is terminated by the Employee for Good Reason or by the Company without Cause (both as defined in (S)8, below), whether before or after the Initial Term, then the Restricted Period shall end on the date of such termination.

     The Employee acknowledges that (A) the provisions of this section are fundamental and essential for the protection of the Company's legitimate business and proprietary interests, (B) such provisions are reasonable and appropriate in all respects, and (C) in the event of any violation by the Employee of any of such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by the Employee, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the Company.

     (S)8.     Termination.  The Employee's employment with the Company (a)
               -----------
shall terminate automatically upon the death of the Employee, (b) may be terminated by the Employee immediately upon notice to the Company for Good Reason (defined below), and (c) may be terminated by the Company, without any further obligation on the part of the Company (except as otherwise provided in this section), immediately upon notice to the Employee under any of the following circumstances:

     (i) At any time for Cause (defined below);

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

     (ii) At any time if the Employee is under a Long-Term Disability (defined below); or

     (iii)  At any time without Cause.

     If, during the Initial Term, the Company terminates the Employee's employment solely pursuant to clause (c)(iii), above, or the Employee terminates his employment pursuant to (S)8(b), above, then the Employee shall be entitled to the Severance Benefits (defined below) for the one-year period following the date of such termination, so long as the Employee is in full compliance with the provisions of (S)7 of this agreement. If, during the Initial Term, the Company terminates the Employee's employment solely pursuant to clause (c)(ii), above, then the Employee shall be entitled to the Severance Benefits for the shorter of 180 days or until any disability benefit plan under which the Employee is afforded coverage begins paying disability benefits to the Employee.

     For purposes of this agreement:

          (A) "Good Reason" shall mean the occurrence of any one or more of the following:

               (1) any substantial diminution by action of the Company in the nature and scope of the Employee's responsibilities, duties, or authority and the continuation of such circumstance for 30 days after the Employee gives the Company reasonably detailed notice of such diminution;

               (2) removal by the Company of the Employee as the Chief Financial Officer of the Company;

               (3) any material failure of the Company to provide to the Employee the salary and benefits required under this agreement and the failure of the Company to cure such default within 30 days after receiving reasonably detailed notice of same from the Employee;

               (4) relocation by the Company of its principal corporate offices outside of the Boston metropolitan statistical area; and

               (5) a Change of Control. A "Change of Control" shall be deemed to have occurred if: (A) any person (defined below) becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Securities Exchange Acts of 1934, as then in effect), directly or indirectly, of securities representing more than 50% of the total number of votes then outstanding that may be cast for the election of directors of the Company without the obligation to vote such shares in an election for directors of the Company in the manner designated by Summit (defined below) or any current shareholder of the Company at the time the Employee signs this agreement; or (B) any merger or consolidation involving the Company or any sale of all or substantially all of the assets of the Company has occurred and, as a result, individuals who immediately prior to such transaction constituted the Board of Directors of the Company cease to constitute at least 50% of the Board of Directors of the Company immediately following such transaction. For purposes of this (S)8(A)(5) only, the term "person" shall mean (1) any person or entity other than Summit Ventures IV, L.P., Summit Investors III, L.P., and their respective affiliates (collectively, "Summit"), the Employee, and any other person or entity which is a shareholder of the Company at the time the Employee signs this agreement, and (2) any group within the meaning of (S)13(d)(3) or
          (S)14(d)(2) of the Securities Exchange Act of 1934, as then in effect, provided that for purposes of calculating the ownership interests of any such group, the ownership interests of the persons or entities identified in the preceding clause (1) shall be ignored.

          (B)  "Cause" shall mean any one or more of the following:

               (1) any act constituting (a) a felony under the laws of the Commonwealth of Massachusetts, the federal laws of the United States, or any other applicable law, (b) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (c) other criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Company,

               (2) the failure of the Employee to perform and observe all material obligations and conditions to be performed and observed by the Employee under this agreement, or to perform his material duties in accordance with the policies, programs, budgets, procedures, and directions established from time to time by the CEO or the Board (any such event, a "Performance Failure"), and to correct such Performance Failure promptly following notice from the Company to do so, or

               (3) having corrected a Performance Failure, the occurrence of any subsequent Performance Failure; and

           (C) "Severance Benefits" with respect to a period shall mean payments during such period at a rate equal to the rate at which the Base Salary then in effect (payable periodically in the same manner as the base salary) together with such group health and welfare benefits during such period as are then being provided to the Employee pursuant to (S)5, above;

          (D) "Long-Term Disability" shall mean that, because of physical or mental incapacity, it is more likely than not that the Employee will be unable, within 180 days after his disability commenced, to engage actively in business and financial activities. In the event of any disagreement about whether or when the Employee is under a Long-Term Disability, the question shall be determined: (1) by a physician selected by agreement between the Employee and the Company if such a physician is selected within the 10 days after either of them requests the other to so agree, or, if not, (2) by two physicians, the first of whom shall be selected by the Employee and the second of whom shall be selected by the Company or, if the Employee fails to make a selection within 10 days after being requested to do so by the Company, the second physician shall be selected by the first physician, and (3) if the two physicians fail to agree, by a third physician selected by the first two physicians. The Employee shall submit to all reasonable examinations requested by any such physicians.

     If the Company elects to terminate the Employee's employment with the Company for Cause, then such action must be approved or ratified by the affirmative vote of not less than a majority of the Board.

     (S)9.     Relocation Expenses.  The Company shall reimburse the Employee,
               -------------------
in accordance with and subject to the Company's policy concerning reimbursement of employee expenses, for all reasonable costs and expenses incurred by the Employee in connection with his relocation from Colorado to Massachusetts.

     (S)10.    Professional Fees.  The Company shall reimburse the Employee, in
               -----------------
accordance with and subject to the Company's policy concerning reimbursement of employee expenses, for all reasonable costs and expenses incurred by the Employee in connection with the maintenance of the Employee's status as a Certified Public Accountant, including without limitation reasonable costs and expenses incurred for continuing education and maintaining memberships in appropriate professional organizations.

     (S)11.    Capacity.  The Employee represents and warrants to the Company
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that he has the capacity and right to enter into this agreement and perform all of his obligations under this agreement without any restriction.

     (S)12.    Remedies.  All rights and remedies of the Company under this
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agreement are cumulative and in addition to all other rights and remedies which may be available to the Company from time to time, whether under any other agreement, at law, or in equity.

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

     (S)13.    Survival.  The termination of the Employee's employment by the
               --------
Company (for any reason) shall not relieve the Employee of any of his obligations to the Company existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of the Employee or rights of the Company under (S)7 of this agreement, all of which shall survive the termination of such employment.

     (S)14.    Notices.  All notices and other communications under this
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agreement to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party) or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

               (a)  If to the Company:

                    American Dental Partners, Inc.
                    301 Edgewater Place
                    Suite 320
                    Wakefield, Massachusetts  01880-1249
                    Attention: Gregory A. Serrao
                    Telecopy No.: (617) 224-4216

                    with a copy to

                    Baker & Hostetler
                    65 East State Street
                    Columbus, Ohio  43215
                    Attention: Gary A. Wadman, Esq.
                    Telecopy No.: (614) 462-2616

               (b)  If to the Employee:

                    Ronald M. Levenson
                    301 Edgewater Place
                    Suite 320
                    Wakefield, Massachusetts  01880-1249
                    Telecopy No.: (617) 224-4216

     (S)15.    Severability.  The intention of the Parties is to comply fully
               ------------
with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect. With respect to any provision in this agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

     (S)16.    Non-Waiver.  No failure by either Party to insist upon strict
               ----------
compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect or constitute a waiver of, either Party's right to demand strict compliance with all provisions of this agreement.

     (S)17.    Complete Agreement.  This agreement and all documents referred to
               ------------------
in this agreement, all of which are hereby incorporated herein by reference, contain the entire agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this agreement. No alterations, additions, or other changes to this agreement shall be made or be binding unless made in writing and signed by both Parties.

     (S)18.    Governing Law.  This agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Massachusetts without regard to principles of conflicts of law.

     (S)19.    Captions.   The captions of the various sections of this
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agreement are not part of the context of this agreement, are only guides to assist in locating those sections, and shall be ignored in construing this agreement.

     (S)20.    Genders and Numbers.  Where permitted by the context, each
               -------------------
pronoun used in this agreement includes the same pronoun in other genders and numbers, and each noun used in this agreement includes the same noun in other numbers.

     (S)21.    Successors.  This agreement shall be personal to the Employee and
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no rights or obligations of the Employee under this agreement may be assigned by the Employee to any third party. Any assignment or attempted assignment by the Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each Party.


AMERICAN DENTAL PARTNERS, INC.



By /s/ Gregory A. Serrao             /s/ Ronald M. Levenson
  ----------------------------      ------------------------------
  Gregory A. Serrao, President      RONALD M. LEVENSON

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